                                                                   EXHIBIT 10.12



Title: Chief Executive Officer of Telergy, Inc.
       as Managing Member of Telergy Metro LLC












                                  IRU AGREEMENT

                                     BETWEEN

                                US CROSSING, INC.

                                       AND

                               TELERGY METRO, LLC



                            DATED: SEPTEMBER 9, 1999




                                (NYC FIBER RING)

                                IRU AGREEMENT


            THIS IRU AGREEMENT (this "Agreement") is made, as of the Effective Date (hereafter defined), by and between US CROSSING, INC. ("Global Crossing"), a Delaware corporation having its principal office at 150 El Camino Drive, Suite 204, Beverly Hills, CA 90212, and TELERGY METRO, LLC, a New York limited liability company having its principal office at One Telergy Parkway, East Syracuse, New York 13057 ("Telergy").


                              W I T N E S S E T H:

            WHEREAS, Telergy is constructing and installing fiber optic telecommunications networks throughout New York State, including a fiber ring in and around New York City;

            WHEREAS, Global Crossing desires to acquire from Telergy, and Telergy desires to provide to Global Crossing, an exclusive, indefeasible right to use certain optical fibers in the NYC Ring along the Route as hereafter described upon the terms and conditions set forth below and maintenance services necessary to utilize the Global IRU;

            WHEREAS, capitalized terms used in these recitals and not otherwise defined herein shall have the meanings assigned to them in Article I of this Agreement; and

            WHEREAS, Global Crossing and its Affiliates are developing a worldwide, multiple fiber pair, fiber optic telecommunications network (the "Global Crossing Network"), a portion of which Global Crossing Network will include connectivity within the NYC Ring.

            NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

            Capitalized terms and phrases used in this Agreement shall have the following meanings:

            "Acceptance" shall have the meaning set forth  in Paragraph 5.4.

            "Acceptance Date" means the date defined in Paragraph 5.4 below.

            "AFFILIATE" MEANS ANY PERSON OR ENTITY THAT, DIRECTLY OR INDIRECTLY, CONTROLS, IS CONTROLLED BY, OR IS UNDER COMMON CONTROL WITH ANOTHER PERSON OR ENTITY. FOR PURPOSES OF THE PRECEDING SENTENCE, "CONTROL" WITH RESPECT TO ANY PERSON OR ENTITY MEANS OWNERSHIP, DIRECTLY OR INDIRECTLY, OF OR THE POWER TO VOTE AT LEAST FIFTY PERCENT (50%) OF THE VOTING INTEREST IN THE PERSON OR ENTITY.

            "AGREEMENT" means this IRU Agreement between Telergy and Global Crossing dated September 9, 1999 as it may be amended from time to time, including the Exhibits attached hereto and made a part hereof by reference hereto and any amendments to the Exhibits or to this Agreement.

            "Assignee" or "Assigns" shall have the meaning as set forth in
Article XIX.

            "Authorizations" shall have the meaning set forth in Article.20.1F.

            "Building Entrances" means Dark Fiber installed in spurs to be constructed by Telergy (other than the initial diverse paths into the buildings identified on Appendix C as part of the Manhattan Ring), which spurs connect the NYC Ring to such buildings in accordance with the provisions set forth in Paragraph 2.4 of this Agreement.

            "Building Entrance IRU" has the meaning set forth in Paragraph
2.4(v).

            "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            "CECONY" means Consolidated Edison Company of New York, Inc., which is the counterparty of Telergy to the L&O Agreement.

            "Collocation" ("Collocate") means the arrangement whereby Global Crossing, at its option and provided that space is available, leases certain space in a specified portion of the structures belonging to Telergy (the "Telergy Sites") for purposes of maintaining and installing equipment necessary to utilize the Global IRU under this Agreement. Such Collocation rights shall be pursuant to the charges, terms and conditions set forth in Telergy's standard exhibits governing fees, charges, terms and conditions.

            "Collocation Space" shall have the meaning set forth in Paragraph
3.3.

            "Confirmation" shall have the meaning set forth in Paragraph 3.2.

            "Connecting Point" means a point where the network or facilities of Global Crossing will connect to the Global IRU.

            "Costs" means actual direct costs incurred in the design, engineering, construction and installation of any Building Entrances. All Costs shall be computed in accordance with generally accepted accounting principles. Such Costs include, without limitation, fees, charges or compensation payable by Telergy to obtain any necessary Right-of-Way Agreements or Rights-of-Way, equipment, materials and fiber facilities, labor costs, including wages and salaries, and benefits and supportable overhead allocable to such labor costs, including wages, salaries and benefits.

            "Cure Period" shall have the meaning set forth in Paragraph 16.1(a).

            "Dark Fiber" means single mode dispersion-unshifted strands of optical fiber through which no light, light communications or signals are transmitted and meet the specifications set forth in Telergy's standard Dark Fiber Specifications.

            "Effective Date" shall have the meaning set forth in Paragraph in 23.4.

            "Equivalent Compensation" means the consideration to be paid by Global Crossing for the Global IRU as set forth in Article III of this agreement.

            "EVENT OF DEFAULT" SHALL HAVE THE MEANING SET FORTH IN PARAGRAPH
16.1.

            "FIBER ACCEPTANCE TESTING" means the fiber acceptance testing described in Article V.

            "Final Acceptance Date" means the Acceptance Date of the final Segment of the NYC Ring.

            "Force Majeure" shall have the definition set forth in Article XXI.

            "Global Crossing" means US Crossing, Inc., a party to this Agreement as defined in the opening paragraph of this Agreement.

            "Global Crossing Ltd." means a Bermuda corporation having its principal offices at 150 El Camino Drive, Suite 204, Beverly Hills, CA 90212 and which indirectly owns and controls 100% of US Crossing, Inc., a party to this agreement.

            "Global Equipment" shall mean optronic (opto-electrical), electronic, or optical equipment, or materials, facilities, or other equipment owned and installed by Global Crossing on Global Crossing-controlled property utilized by Global Crossing in connection with the Global IRU.

            "Global Crossing Network" shall have the meaning set forth in Paragraph 3.1A.

            "Global IRU" means an IRU in 96-strands of Dark Fiber to be provided for the Term in the NYC Ring, which includes the Manhattan Ring, in accordance with this

Agreement, as further defined in Paragraph 2.1.

            "Indefeasible Right of Use" or "IRU" means an exclusive, indefeasible right to use the specified property. The grant of an IRU does not convey title or ownership of the covered property nor any interest in real or personal property.

            "Indemnitor" shall have the meaning set forth in Paragraph 9.1.

            "Inspection Period" shall have the meaning set forth in Paragraph
5.3 .

            "IRU Fee" means the Equivalent Compensation to be paid by Global Crossing for the strands of Dark Fiber in the Global IRU during the Term and the first Renewal Term, if any as further as described in Article III of this Agreement and the monetary consideration to be paid by Global Crossing for any Renewal Term as provided in Paragraph 2.3.

            "L&O Agreement" means the License and Operating Agreement between Telergy and CECONY dated January 28, 1998.

            "Liens" shall have the meaning set forth in Paragraph 8.4.

            "Long Island Segment" shall have the meaning set forth in Paragraph 2.5.

            "Maintenance" means the provisions governing maintenance of the Global IRU, NYC Ring, Building Entrances, if any, and Collocation Space, if any, set forth in Article VII of this Agreement.

            "Maintenance Fee(s)" means the fee or fees charged to Global Crossing for the maintenance of the Dark Fiber as described in Paragraph 3.8 of this Agreement.

            "Manhattan Acceptance Date" means the Acceptance Date of the final Segment of the Manhattan Ring.

            "Manhattan Ring" means the Segments comprising that portion of the Global IRU in the NYC Ring that shall be constructed and installed substantially along the path depicted on the map attached hereto as Appendix C, which shall include delivery of the Telergy Cable containing up to 96 strands of Dark Fiber comprising the Global IRU through diverse service entrance pipes or their equivalents from two diverse manholes into the buildings specified on said map unless Telergy is restricted by any third-party or governmental entity from providing such second diverse entry in which case Telergy shall deliver the Telergy Cable containing the Global IRU through one service entrance pipe or its equivalent into such buildings.

            "Non-ROUTINE MAINTENANCE" shall have the meaning set forth in Paragraph 7.3.

            "NYC Ring" means the Segments of the Telergy Network to be installed, owned and operated by Telergy in fiber optic ring up to 100-miles in and throughout the five boroughs of New York City along the Route, which shall contain the Global IRU.

            "Operational Support" shall have the meaning set forth in Paragraph
3.1 .

            "Person(s)" means a natural person, corporation, firm, partnership, limited liability company, joint venture or other form of association or entity.

            "Project Manager" shall have the meaning set forth in Paragraph 4.9.

            "Renewal Fees" shall have the meaning set forth in Paragraph 2.3.

            "Renewal Term" shall have the meaning set forth in Paragraph 2.3.

            "Representatives" shall have the meaning set forth in Paragraph
15.1.

            "Right-OF-WAY" means those rights of Telergy pursuant to Right-of-Way Agreements.

            "Right-OF-WAY AGREEMENTS" means rights, licenses, authorizations, easements, leases, fee interests, franchises or agreements that provide for the occupancy of real property or fixtures (such as conduit, bridges, river crossings, or transmission towers) of the NYC Ring, including but not limited to the L&O Agreement, as well as a certain Amended and Restated Franchise Agreement between Telergy and The City of New York ("NYC Franchise"), which L&O Agreement and NYC Franchise are attached hereto as Appendices A and B.

            "Route" shall mean the general path of the NYC Ring as depicted on the maps attached hereto as Appendices C and D.

            "Routine Maintenance" shall have the meaning set forth in Paragraph 7.3.

            "Segment" means discrete portions of the Global IRU in the NYC Ring that may be delivered by Telergy pursuant to the Testing, Acceptance and Delivery provisions set forth in Article V of this Agreement.

            "Successor" shall have the meaning set forth in Article XIX.

            "Telergy" means Telergy Metro, LLC, a party to this Agreement as described in the opening paragraph of this Agreement.

            "Telergy Cable" means Telergy's fiber optic facilities installed in the NYC Ring pursuant to this Agreement, including but not limited to conduit, pipes, innerduct, sub-duct, Dark Fiber , and any replacements or substitutions thereto, and associated splicing connections, splice boxes and vaults.

            "Telergy, Inc." means a New York corporation having its principal offices at One Telergy Parkway, East Syracuse, New York 13057 and which owns 100% of and manages Telergy Metro LLC, a party to this agreement.

            "Telergy Network" means the telecommunications networks and related structures, Telergy Sites and equipment or electronics that are constructed, installed, operated and/or owned by subsidiaries of Telergy, Inc., including the NYC Ring Building Entrances.

            "Telergy Sites" means the Telergy communications shelters, collocation cages or repeater hut sites within which Global Crossing may obtain space to Collocate its equipment as provided in this Agreement and the exhibits hereto.

            "Term" means the term of this Agreement as defined in Paragraph 6.3.

            "Test Documents" shall have the definition set forth in Paragraph
5.2.

            "Voluntary Relocation" shall have meaning set forth in Paragraph
6.3.

                                   ARTICLE II
                             TERM AND GRANT OF IRU,
                             BUILDING ENTRY ACCESS

            2.1 Effective as of the Acceptance Date of any Segment and for the Term and any Renewal Term(s), Telergy Metro, LLC hereby grants to Global Crossing and Global Crossing hereby obtains an exclusive Indefeasible Right of Use in ninety-six (96) strands of Dark Fiber in such Segment in the Telergy Cable to be installed in the NYC Ring, for the purposes described herein on the terms and subject to the conditions set forth herein (the "Global IRU").

            2.2 The Term of the Global IRU for all Segments shall commence upon the Acceptance Date of such Segment and shall end twenty years after the Manhattan Acceptance Date ("Term"). Telergy warrants that it has and will maintain the Rights-of-Way, IRUs or other underlying rights, licenses and approvals required to deliver the Global IRU for the Term. Telergy estimates that the remaining useful life of the Global IRU and any Building Entrance IRU to be at least for the Term.

            2.3 Telergy agrees to use commercially reasonable efforts to extend the Term for one or more additional periods of five years ("Renewal Terms"). In the event Telergy secures one Renewal Term that commences directly after the expiration of the Term, and Global Crossing desires to extend the Term of the Global IRU and any Building Entrance IRU, Global Crossing shall pay its pro-rata share, based on the number of Dark Fiber strands contained in the Global IRU or Building Entrance IRU and the total number of strands of Dark Fiber installed in the Telergy Cable containing the Global IRU or Building Entrance IRU, of the costs incurred by Telergy to obtain the Renewal Term (such pro-rata share, the "Renewal Fees"). In the event that Telergy secures any Renewal Term after such first Renewal Term, the parties agree to negotiate in good faith prior to the expiration of the Renewal Term to determine the monetary IRU Fee that shall be paid by Global Crossing for any such Renewal Term with respect to the Global IRU and any Building Entrance IRU.

            2.4 The parties hereby agree that during the Term, Telergy shall provide Global Crossing delivery of up to ninety-six strands of Dark Fiber in any Building Entrances requested by Global Crossing, provided, however, that if more than [***] strands are requested by Global Crossing, Telergy shall be entitled to provide them in [***] if necessary. Telergy's obligation to provide the Dark Fiber in such Building Entrances is subject to the following: (a) Telergy has access to the Rights-of-Way and service entrance pipes from CECONY,
(b) Global Crossing has paid its pro rata share of all Costs for such Building Entrance(s), and (c) Global Crossing has secured at its cost and expense any necessary building owner/landlord consents or approvals that may be required to deliver the Telergy Cable containing the Global IRU from the service entrance pipes to the Global Crossing fiber demarcation point and within the buildings, and subject to the following:

      (i) Upon receipt of a written request from Global Crossing for any Building Entrance, Telergy shall prepare a good faith estimate of the Costs and anticipated completion date to deliver Dark Fiber in the Building Entrance to Global and send such estimate to Global Crossing within ten Business Days ("Estimate");

      (ii) Within fifteen Business Days of receipt of Telergy's Estimate, Global Crossing shall notify Telergy in writing whether Telergy shall proceed with such Building Entrance ("Confirmation"), provided, however, that the time for Global Crossing to provide the Confirmation may be extended upon mutual agreement of the parties. If Global Crossing fails to provide the Confirmation, Telergy shall be entitled to construct the Building Entrance at its sole cost and expense and Global Crossing shall not be entitled to a Building Entrance IRU in connection with such building. Upon sending the Confirmation, Global Crossing shall be responsible for its pro-rata share of all Costs associated with such Building Entrance. In the event that Telergy has information from which it reasonably determines that the Costs will exceed the Estimate by more than 10%, it shall promptly notify Global Crossing and Global Crossing shall have three Business Days to notify Telergy to cease constructing such Building Entrance provided that Global Crossing shall reimburse Telergy for a proportionate share of the Costs incurred by Telergy prior its receipt of such notice to cease.

      (iii) Global Crossing may request Telergy to construct and install Dark Fiber to connect to buildings that are not within five hundred feet of the Manhattan Ring in CECONY Rights-of-Way or service entrance pipes, provided however that the determination whether to do so and the date for the


CONFIDENTIAL

[***] Confidential treatment has been requested with respect to material omitted on this page. The omitted portions have been filed separately with the Securities and Exchange Commission.

            completion of the same shall be determined by Telergy in its sole discretion.

      (v) Upon testing and Acceptance of the Dark Fiber installed in Building Entrances pursuant to Article V of this Agreement, Telergy hereby conveys an IRU for the Term and any Renewal Term in the Dark Fiber installed in such Building Entrances, without further act or documentation ("Building Entrance IRU")

      (iv) Global Crossing shall at all times be entitled to install Dark Fiber to any other buildings that are not utilizing CECONY Rights-of-Way or service entrance pipes or within five hundred feet of the Manhattan Ring at its own cost and expense, provided that Global Crossing shall not under any circumstance be entitled to do so using any Telergy Rights-of-Way.

            2.5 Telergy proposes to build, construct, install, acquire, or otherwise locate fiber optic cable, or conduit or rights-of-way for purposes of later installing fiber optic cable between any point on Long Island in the State of New York and any point within the State of New York, including on Long Island. ("Long Island Segment"). Global Crossing hereby agrees that without charge, upon 20 days prior written notice from Telergy, Global Crossing will assist Telergy in determining the originating and terminating points of the Long Island Segment, and designing the same including the expected fiber capacity, the nature of the installation, the date on which Telergy expects to begin the installation, and the date on which the Long Island Segment is anticipated to be completed. Upon completion of the preliminary design the parties thereafter will negotiate in good faith to enter into a final agreement regarding the co-build of the Long Island Segment which negotiations shall be completed within 90 days of the date on which the parties reached agreement on the preliminary design. The parties hereby agree to share the total out-of-pocket costs, expenses and fees actually incurred by them in connection with the co-build (including any costs associated with obtaining rights-of-way) in proportion to the number of strands of Dark Fiber and vacant duct, conduit or innerduct each will have in the Long Island Segment and will equally share any engineer's and similar fees paid to any non-Affiliated third parties in connection with the preliminary design. The final agreement of the parties shall provide for the ownership, operation and maintenance of the Long Island Segment as mutually agreed by the parties.

            2.6 For a period of five years after the Manhattan Acceptance Date
(a) Global Crossing shall not, directly or indirectly, sell, transfer, convey, assign, sublease, condo, lease, sublicense or wholesale ("Lease"), the Global IRU to any third party, unless the traffic on such Global IRU is distributed through the transmission and/or switching equipment of Global Crossing, provided however that the foregoing restriction shall not apply when either (i) the third-party is an Affiliate of Global Crossing engaged in the provisioning of telecommunications services in New York City, or (ii) the third-party Lease is entered into by Global Crossing for long-haul traffic, provided however that in either event such third-party Lease or use by an Affiliate of Global Crossing shall contain the restrictions set forth in this Paragraph, which shall expressly limit the third-party's uses to intercity traffic and not for transmission of traffic within points in New York City.

                                  ARTICLE III
                                 CONSIDERATION

            3.1 As and for the IRU Fee for Telergy's grant of the Global IRU during the Term, Global Crossing hereby agrees that it or any Affiliate or subsidiaries thereof, including, upon consummation of the proposed merger in connection therewith, Frontier Communications (collectively "Global Affiliate"), shall, for the Term of this Agreement, provide the Operational Support as defined in this Paragraph 3.1 to Telergy and its Affiliates.

            A. In order to more particularly define elements of the Operational Support to be provided by Global Crossing hereunder, the parties shall meet no less than once each calendar quarter for the first year of this Agreement and then bi-annually thereafter to discuss the opportunities to use Telergy's facilities to (i) terminate traffic transmitted on the network facilities operated by Telergy or its Affiliates (the "Global Crossing Network") in markets not served by the NYC Ring, (ii) provide back-up redundancy to segments or the Global Crossing Network in areas served by Telergy, and (iii) terminate traffic which the Global Crossing Network in and throughout New York City cannot transmit because of capacity overload, disruption in availability of facilities or any other reason. The uses described in (i), (ii) and (iii) of this Paragraph are collectively referred to as "Uses". At these meetings, a qualified representative of Telergy shall discuss forecasts (relevant to the Operational Support to be provided hereunder) of the availability of capacity for the next four calendar quarters on Telergy's network facilities to be used in any of the Uses, and a qualified representative of Global Crossing shall discuss its forecasts (relevant to the Operational Support to be provided hereunder) for the next four calendar quarters of its demand for such capacity in such routes or areas for any of the Uses. The parties shall agree on the terms, where commercially viable, for Global Crossing to use Telergy's network facilities for each of the Uses, which terms shall be consistent with industry standards, upon commercially reasonable terms and conditions and competitive pricing. Each party shall bear its own costs in connection with such meetings.

            B. During the meetings as provided in Paragraph 3.1.A above, the parties shall also discuss the development of new products and services by Telergy. At least ten business days prior to each such meeting, Telergy shall give written notice to Global Crossing of the agenda for the meeting. In response to that notice, Global Crossing shall use commercially reasonable efforts to have one or more its representatives qualified to address the items on the agenda present at the meeting. As illustrations, without limitation, such representatives may be qualified in the areas of network engineering, software development, operation support systems, data services, video services, switching platforms, or marketing. Global Crossing shall not be obligated to provide more than two representatives for any such meeting. At such meetings, Telergy may request Global Crossing's assistance in the development of new products and services, and Global Crossing shall use its reasonable efforts to provide such assistance. Such assistance may include, without limitation, analysis of Telergy's plans with regard to technical feasibility, efficiency, customer demand and consistency with the plans of other providers of capacity, services or products; planning joint development or marketing of new products and services by Telergy with Global Crossing or its Affiliates; providing Telergy with non-confidential, non-proprietary information on the products or services of equipment or software suppliers or service providers that may be useful in Telergy's development of products and services; allowing Telergy to review the non-proprietary and non-confidential technical specifications, marketing materials and user documents for the services and products of Global Crossing or its Affiliates; informing Telergy as to any intellectual property owned or licensed by Global Crossing or its Affiliates that they are willing to licenses to a third party; and allowing Telergy to send its employees to any training courses offered by Global Crossing or its Affiliates for its employees or customers as to products or services intended for third parties that are similar to those Telergy is developing.

            C. For additional services or licenses provided by Global Crossing (other than joint development or marketing of new products and services, for which each party shall bear its own costs), Global Crossing shall charge, and Telergy shall pay, commercially reasonable amounts (direct costs), including the lowest amount of fees for any similar intellectual property license charged by Global Crossing of any of its Affiliates to any unaffiliated third party.

            D. Should Telergy desire to obtain collocation space in a Global Crossing (or Affiliate) office, switch location, interconnection point or other landline facility located within Telergy's operating area in the United States, Telergy shall submit a written request to Global Crossing at the address set forth in the opening paragraph of this Agreement identifying such desired collocation space, and Global Crossing shall promptly notify Telergy whether such collocation space is available. Global Crossing shall use commercially reasonable efforts to make such collocation space available to Telergy. If Telergy thereby obtains any such collocation space, commercially reasonable terms shall apply to Telergy's use of and access to such collocation space, including preferred rates.

            E. Global Crossing or its Affiliates shall offer to Telergy any capacity and services on any segment of the Global Crossing Network, to the extent such capacity or services are available on commercially reasonable terms at discounts between 5% and 15% off the list prices attached hereto as Appendix E that would otherwise apply.

            F. As further compensation to Telergy for the Global IRU, Global Crossing hereby agrees, subject to mutually agreed project plan as negotiated pursuant to Paragraph 2.5 hereof, to participate in the preliminary design of, and subject to the final agreement as negotiated pursuant to Paragraph 2.5 hereof, to participate in the construction and installation of, the Long Island Segment.

            3.2 As and for compensation to Telergy for any Building Entrance IRUs, Global Crossing shall pay one-half the amount of its pro-rata portion of the Costs for such Building Entrance indicated in the Estimate received by Global Crossing pursuant to Paragraph 2.4(i), such payment to be made within thirty (30) days after the date of the Confirmation, and (ii) shall pay its pro-rata share of the remaining balance of the actual total Costs for such Building Entrance within five Business Days of the Acceptance Date for the Building Entrance IRU associated therewith. Upon receipt of payment in full of the all Costs, Telergy shall provide Global Crossing the Building Entrance IRU for such Building Entrance.

            3.3 In the event Global Crossing requests Collocation Space that is available in Telergy Sites, Global Crossing shall pay the Collocation Fee set forth in Telergy's standard Collocation Exhibits attached hereto as Exhibit B and incorporated herein by this reference. The Collocation Fees shall be due upon delivery of the Collocation Space to Global Crossing and monthly thereafter. The initial invoice shall reflect the non-recurring charges and first month's recurring charges in advance.

            3.4 Global Crossing hereby agrees to pay annual recurring Maintenance Fees for all Routine and Non-Routine Maintenance (subject to Paragraph 7.5) in the amount of $[***] per mile as and for Telergy's Maintenance of the Global IRU throughout the Term, commencing with the month following the Acceptance Date. Global Crossing shall pay such amounts in advance (i.e., on or before the first day of each calendar year during which Routine Maintenance is to be provided) during the Term. The payment shall be prorated, as necessary, for the first and last year of the Term.

            3.5 Global Crossing shall make all payments of Costs due Telergy under this Agreement by wire transfer of immediately available funds to the United States account or accounts designated by Telergy. All other payments, including but not limited to Maintenance Fees and Collocation Fees, due Telergy pursuant to this Agreement shall be made by check or draft of immediately available funds delivered to Telergy at the address designated in writing (e.g., in a statement or invoice) or, failing such designation, to the address for Telergy first set forth in the opening paragraph of this Agreement. Any amounts not paid by Global Crossing when due and payable under this Agreement shall thereafter accrue interest at the rate of 12% per annum.


                                   ARTICLE IV
                          CONSTRUCTION, CONNECTION TO
                    GLOBAL CROSSING NETWORK AND COLLOCATION

            4.1 Telergy will provide access to the Global IRU at all Telergy splice points (or available manholes) requested by Global Crossing along the Route, provided however that all splicing and related construction work will be performed by Telergy in accordance with the Construction Specifications attached hereto as Exhibit E. Subject to the provisions herein, Global Crossing shall pay for and arrange for all connections of

CONFIDENTIAL
[***] Confidential treatment has been requested with respect to material omitted on this page. The omitted portions have been filed separately with the Securities and Exchange Commission.

its facilities, the Global Equipment, or the Global Crossing Network at any Connecting Points for the Global IRU.

            4.2 Subject to Paragraph 4.10, in the event Global Crossing requests Collocation Space that is available from Telergy, Telergy shall provide such Collocation Space upon the prices, terms and conditions set forth in the Collocation Access Entry Terms attached hereto as Exhibit B, and such Telergy Sites shall meet the specifications attached hereto as Exhibit F.

            4.3 Telergy will be responsible for the construction of the NYC Ring, the Global IRU and any Building Entrances in accordance and compliance with sound industry standards using the skill and expertise appropriate for the project contemplated hereunder, and the Construction Specifications attached hereto as Exhibit E. Telergy agrees that the Global IRU, other than the Dark Fiber installed between buildings listed on Appendix C along the Manhattan Ring and manholes adjacent to such buildings, shall be installed in contiguous fibers in contiguous buffer tubes. Telergy further agrees that the Dark Fiber contained in (i) the Global IRU installed into buildings listed on Appendix C along the Manhattan Ring and manholes adjacent to such buildings, and (ii) Building Entrance IRUs shall be provided in separate cable sheaths or outside plant splitters if reasonably available to Telergy without additional cost or expense.

            4.4 Telergy, at its sole cost and expense, will obtain all necessary access to Rights-of Way and will comply with all applicable federal, state or local laws, ordinances, regulations, orders, permits, franchises, or requirements of any governmental body having jurisdiction necessary for Telergy to construct and install the NYC Ring containing the Global IRU and any Building Entrances. Telergy shall, at its sole cost and expense, secure all necessary licenses, permits, easements, approvals, and authorizations required for the construction, installation and maintenance of the NYC Ring containing the Global IRU.

            4.5 Global Crossing, at its sole cost and expense, shall be responsible for determining the need for, timing and other requirements, and obtaining any authority, license, franchise, permit or other permission required by any regulator, landlord or building owner, or any governmental entity of competent jurisdiction to use the Global IRU, Building Entrance IRU and any Collocation Space hereunder.

            4.6 Telergy shall be responsible for ensuring that all Right-of-Way Agreements that are necessary to the installation and delivery of the Global IRU for the Term are, or shall be, in place when needed in order for Telergy to fulfill its obligations hereunder and for Global Crossing to use the Global IRU or any Building Entrance IRU during the Term. Telergy shall be responsible for ensuring that the Rights-of-Way shall be for a period of not less than the Term it being understood that any further payments required to renew or maintain Rights-of-Way for any Renewal Term(s) shall be for the sole account of Telergy, except with respect to Global Crossing's obligation pursuant to Article II to pay a proportionate share of the Costs associated with Building Entrances and with the first Renewal Term and the IRU Fees applicable to any subsequent

Renewal Terms.

            4.7 Telergy hereby warrants, for the benefit of Global Crossing, that the Dark Fiber in the Global IRU and in any Building Entrance IRU shall be constructed and installed in accordance with the construction specifications contained in Exhibit E and the Fiber Optic Specifications in Exhibit D attached hereto. Telergy hereby warrants that the Dark Fiber in the Global IRU and any Building Entrance IRU shall function in accordance with the Fiber Optic Specifications attached hereto as Exhibit D, for a period of (a) twelve months from the Acceptance Date of the Segment of the Global IRU or Building Entrance IRU containing the warranted Dark Fiber, or (b) such longer period as corresponds to the term(s) of the underlying fiber warranty(ies) Telergy obtains from its fiber vendor and cable vendor.

            4.8 Global Crossing acknowledges that Telergy may subcontract the Construction of the Global IRU and/or Building Entrances to qualified entities experienced in constructing and engineering fiber optic networks in New York State, provided however that Telergy shall be and remain responsible to Global Crossing at all times for Telergy's obligations under this Agreement. Telergy and its authorized agents shall perform all network engineering and design, cable construction and maintenance, including placement, permitting, easement acquisition, pole attachments, make ready work and splicing necessary for the Global IRU to be fully operational.

            4.9 During the construction of the NYC Ring, each party shall designate a Project Manager as the single point of contact with respect to the performance by the parties under this Agreement. The Project Managers, will among other things, work together to provide maximum physical separation of the Dark Fiber comprising the Global IRU in the Telergy Cable. The Project Managers shall establish procedures for periodic verbal and written status reports and meetings as appropriate to discuss achievements, plans, progress and delays, if any. Global Crossing shall provide Telergy's Project Manager in writing of its desires concerning the design of the NYC Ring (excluding the Manhattan Ring) and Telergy shall take such desires into account prior to finalizing the Route of the Segments of the NYC Ring provided however that Telergy shall accommodate Global Crossing's needs only to the extent consistent with Telergy's business plans and activities. With respect to the Manhattan Ring, Telergy may consider any information provided in writing by Global Crossing with respect to the order of delivery of Segments in the Manhattan Ring, provided however that Telergy, in its sole discretion, shall determine whether to accommodate Global Crossing's desired delivery schedule.

            4.10 The parties hereby agree to discuss the particular requirements that may be required in connection with Collocation Space in New York City and in the event the parties enter into a separate Collocation Agreement after the date of this Agreement, the provisions governing Collocation herein shall be modified to the extent expressly modified in the separate Collocation Agreement, and such Collocation Agreement will be attached hereto as Appendix F and incorporated herein by this reference.

                                   ARTICLE V
                        TESTING, ACCEPTANCE AND DELIVERY

            5.1 Each Segment of the Global IRU and each Building Entrance IRU shall be deemed ready for delivery to, and lease by, Global Crossing on that date when (i) all necessary approvals and authorizations for Telergy to deliver the specific Segment or Building Entrance IRU have been secured by Telergy; and
(ii) the Dark Fiber in the Segment or the Building Entrance IRU has been tested pursuant to the testing and acceptance provisions of Exhibit C attached hereto and meets all the Dark Fiber Specifications set forth in Exhibit D. Telergy agrees to cooperate with Global Crossing in scheduling the testing of any Segment of the Global IRU or any Building Entrance IRU to allow Global Crossing an opportunity to participate in such testing and Telergy agrees to provide Global Crossing five (5) Business Days prior written notice of Telergy's intent to test any Segment or Building Entrance IRU, and allow Global Crossing to be present during all phases of testing. The availability of any Segment of the Global IRU or the Building Entrance IRU for delivery, together with the actual miles of fiber available for delivery shall be certified to Global Crossing in writing by Telergy ("Certification").

            5.2 Telergy shall notify Global Crossing in writing when any Segment of the Global IRU or Building Entrance IRU is satisfactorily tested, completed and ready for delivery to Global Crossing by delivery of the Certification and all fiber test results (collectively, the "Test Documents"), which fiber test results shall specify end-to-end loss, measured from repeater hut to repeater hut and Optical Time Domain Reflectometer traces.

            5.3 Global Crossing will have ten (10) Business Days from the date Telergy delivers the Test Documents to Global Crossing (the "Inspection Period") to inspect the Test Documentation to insure that the Dark Fiber Specifications for that Segment or Building Entrance IRU have been met.

            5.4 Upon written notice by Global Crossing that a Segment or Building Entrance IRU is satisfactory to it, the Segment or Building Entrance IRU shall be deemed delivered by Telergy and accepted by Global Crossing ("Acceptance") unless prior to the expiration of the Inspection Period for the Segment of the Global IRU or Building Entrance IRU provides written notice of any deficiencies in any of the Dark Fiber, specifying that Telergy failed to meet particular Dark Fiber Specifications as set forth in Exhibit D, and specifically identifying the same. Telergy shall rectify any specification deficiencies identified by Global Crossing in such notice within 30 days of receipt of the same. Upon written notification to Global Crossing that such recertification is complete, a new Inspection Period shall commence. Upon the earlier to occur of the notice of Acceptance or Global Crossing's failure to notify Telergy on or before expiration of the Inspection Period shall constitute Acceptance by Global Crossing of the relevant Segment or Building Entrance IRU ("Acceptance Date").

            5.5 Forthwith upon the Acceptance Date in accordance with the provisions of Paragraph 5.4, and subject to the provisions of this Agreement, the Global IRU in the Segment, and upon payment of the Costs applicable to a Building Entrance the Building Entrance IRU, shall be deemed to have been granted to Global Crossing in accordance with the provisions of this Agreement, without any further document, act or thing, and all applicable payments due Telergy from Global Crossing, including but not limited to any Renewal Fees, IRU Fees, Maintenance Fees and Collocation Fees shall be due in accordance with the terms of this Agreement and applicable Exhibits.

            5.6 Within thirty (30) days after Acceptance of each of the Segments, Telergy shall deliver to Global Crossing one (1) copy of the as-built drawings as provided in Exhibit G.

            5.7 Telergy (i) shall use it best efforts to cause the Manhattan Acceptance Date to occur by June 30, 2000, (ii) shall in any event cause the Manhattan Acceptance Date to occur by December 31, 2000, and (iii) shall cause the Final Acceptance Date to occur by December 31, 2000.

            5.8 The Certification by Telergy for the last Segment of the Global IRU in the NYC Ring shall include a notation that the Acceptance Date for such Segment shall be the Final Acceptance Date and the parties agree to work cooperatively to verify that all the Dark Fibers in the entire Global IRU for the NYC Ring meets the applicable standards and specifications applicable to the Acceptance process, provided however that each of the dates set forth in Paragraph 5.7 (ii) and (iii) and Paragraph 5.9 shall be extended one day for each day of delay caused by (i) Global Crossing's request for Telergy to deviate from the path of the Manhattan Ring or the path established by agreement of the parties for any other Segments of the Global IRU in the NYC Ring, or (ii) the need for Telergy to construct or install any redundant paths (rather than utilizing CECONY service entrance pipes) in connection with the buildings included in the Manhattan Ring.

            5.9 The parties agree that damages for delay are difficult to calculate and therefore agree that liquidated damages will be paid for delay or later performance of Telergy's obligations under this Agreement pursuant to the terms hereof. As regarding and limited to the amounts of liquidated damages, Telergy recognizes that Global Crossing has assumed certain obligations of its customers and its equipment suppliers for which delivery of the Global IRU is essential. If (i) Telergy fails to achieve the Manhattan Acceptance Date by December 31, 2000 (or such later date pursuant to Paragraph 5.8) or (ii) Telergy fails to achieve the Final Acceptance Date by December 31, 2002 (or such later date pursuant to Paragraph 5.8), Telergy shall pay liquidated damages to Global Crossing of $25,000 for each day of delay not to exceed US$2,500,000 in the aggregate; provided that if such delay in achieving the Manhattan Acceptance Date or the Final Acceptance Date is attributable to delays or failures by Global Crossing, no such liquidated damages shall be payable.

            Liquidated damages shall not be Global Crossing's sole remedy for a breach of contract, provided that if liquidated damages have been paid as set forth herein, no further damages for delay shall be payable unless the Manhattan Acceptance Date shall occur later than March 1, 2001 (or such later date pursuant to Paragraph 5.8) due to Telergy's failure to complete its obligations. If the Manhattan Acceptance Date is delayed beyond March 1, 2001 due to Telergy's failure to complete its obligations, Telergy shall be liable for actual damages in excess of liquidated damages.


                                   ARTICLE VI
                        RELOCATION, REPLACEMENT, REPAIR

            6.1 Telergy shall be responsible for all costs associated with relocation of any of the Segments (or portions thereof) of the New York City Ring or Building Entrances, provided, however, that if Telergy is required to relocate any Segments under its Right-of-Way Agreements by a utility or governmental body that owns or controls the underlying Right-of-Way for the limited purposes of condemnation, eminent domain or satisfying public utility or governmental requirements, or is required to relocate any Building Entrances due to landlord requirements, Global Crossing shall pay [***], provided that (a) such relocation is not caused by an act or omission of Telergy, (b) Telergy shall have used reasonable efforts to avoid the cost of such relocation, and (c) Telergy shall have used commercially reasonable efforts to achieve such relocation in a cost-effective manner. In any event, Telergy shall use its best efforts to minimize the effect of such relocation on Global Crossing's use of the Global IRU.

            6.2 If, following the Acceptance Date for a Segment, Telergy is required by a third party with legal authority to do so, to relocate, replace or repair all or any portion of such Segment of the NYC Ring or Building Entrances or any of the facilities used or required in providing Global Crossing with the Global IRU ("Mandatory Relocation"), Telergy shall provide Global Crossing ninety (90) days' prior notice of any such Mandatory Relocation, if possible, and shall proceed with such relocation, replacement or repair. Telergy shall have the right hereunder to direct such relocation, replacement or repair including, but not limited to, the right to determine the extent of, the timing of, and methods to be used for such relocation, replacement or repair.

            6.3 If, following the Acceptance Date for a Segment, Telergy determines to relocate, replace or repair all or any portion of such Segment of the NYC Ring or Building Entrances or any of the facilities use or required in providing Global Crossing with the Global IRU ("Voluntary Relocation"), Telergy shall provide Global Crossing ninety days' prior notice of any such Voluntary Relocation which shall be performed at Telergy's sole cost and expense and shall be undertaken in a manner that avoids any material deviation, including eliminating the delivery of the of Dark Fiber in any building included in the Manhattan Ring or any Dark Fiber in any Building Entrance in the Route of the affected Segment, or a material service interruption. For purposes of this Paragraph, the parties agree that the terms "material deviation" and "material


CONFIDENTIAL
[***] Confidential treatment has been requested with respect to material omitted on this page. The omitted portions have been filed separately with the Securities and Exchange Commission.

service interruption" shall be further defined by the parties within thirty days from the date of this Agreement and shall be attached hereto as Appendix G and incorporated herein by this reference.

            6.4 For any relocations of Global IRU or Global Equipment at the request of Global Crossing for its own business purposes, Global Crossing shall pay all relocation Costs and shall be responsible to acquire all Right-of-Way Agreements at its sole cost and expense in connection therewith. In the event Telergy agrees to undertake any such relocations for the convenience of Global Crossing, Telergy agrees to construct and install any such relocated Segments in accordance with the applicable specifications included as Exhibits to this Agreement.

            6.5 Global Crossing shall pay all the relocation costs it is required to pay under this Article VI within thirty (30) days of receipt of Telergy's invoice and supporting documentation therefor.


                                  ARTICLE VII
                       OPERATION, MAINTENANCE, AND REPAIR

            7.1 Telergy reserves to itself, its Successors and Assigns, the right, in its sole discretion, to own, operate and maintain the NYC Ring and Building Entrances, and all related facilities, and Collocation and Telergy Sites in such manner as will best enable it to meet its business purposes, provided however that Telergy shall use its best efforts to ensure there is no interference with Global Crossing's lease, use and possession of the Global IRU or Building Entrance IRUs.

            7.2 Any Maintenance conducted by Telergy shall be conducted in accordance with the terms of this Agreement, the Maintenance and any equipment manufacturers'/ suppliers' warranty recommendations in accordance with the Schedule set forth below and Telergy will provide Global Crossing with Maintenance routine reports annually.

MAINTENANCE SCHEDULE:


                                OPERATIONAL HOURS

-------------------------------------------------------------------------------------------------------------
BUSY HOURS                          AFTER HOURS                          OFF HOURS
-------------------------------------------------------------------------------------------------------------
[***] Local Monday                  [***] Local Monday                   [***] Local Monday
through Friday                      through Friday                       through Sunday (seven days a
                                                                         week)
[***] Local                         [***] Local Saturday
Saturday and Sunday                 and Sunday
-------------------------------------------------------------------------------------------------------------
 No activities will take place      The time in which activities         The time reserved for any
except for EMERGENCY                that have minimal impact on          activities that could have a
activities.                         the network and customers            direct effect on the network
                                    will take place.   This would        and/or customers.  This would
                                    include non-traffic effecting        include splicing active fibers,
                                    activities (i.e., splicing a new     installation/removal of active
                                    element on a non-traffic             equipment, battery
                                    bearing right, fiber prep work)      maintenance, AC/DC power
                                                                         work, etc.
-------------------------------------------------------------------------------------------------------------

            7.3 During the Term, Telergy shall perform all required Routine Maintenance and Non-Routine Maintenance for the Global IRU and any Building Entrance IRUs pursuant to Exhibit H. "Routine Maintenance" means maintenance and repair work that Telergy is obligated to provide as routine maintenance under the terms and conditions of its Maintenance Standards attached hereto as Exhibit H.
            "Non-Routine Maintenance" means maintenance and repair work that Telergy is obligated to provide, which is:

            (a) Other than Routine Maintenance; and

            (b) Not required pursuant to any other provision of this Agreement.

            7.4 Telergy shall provide Global Crossing with three (3) Business Days prior written notice of any Non- Routine, non-emergency maintenance, and shall use its best efforts to ensure that such maintenance shall not in any way interfere with Global Crossing's lease, use and possession of the Global IRU. Telergy shall provide Global Crossing with notice of any emergency maintenance or of any hazardous condition outside the control of Telergy that in Telergy's reasonable judgment will interrupt service as quickly as possible under the circumstances giving rise to the emergency or potential disruption and if only verbal notification is possible, Telergy shall provide Global Crossing with written notice within three Business Days thereafter. In the event



CONFIDENTIAL

[***] Confidential treatment has been requested with respect to material omitted on this page. The omitted portions have been filed separately with the Securities and Exchange Commission.

of a disruption of service to the Global IRU, Global Crossing shall immediately notify Telergy by contacting the 24-hour telephone number designated by Telergy. Telergy shall follow the Restoration Procedures contained in Exhibit H and shall use commercially reasonable efforts to respond as promptly as possible under the circumstances and to use commercially reasonable efforts to restore services to
(a) any non-service affecting failure, interruption, or impairment in the operation of the Global IRU arising on Telergy's side of the demarcation or splice point where the Global IRU is delivered to Global Crossing ("Disruptions") within eight hours, and (b) any such service-affecting Disruptions within six hours.

            7.5 The Maintenance Fee set forth in Paragraph 3.4 shall not cover the following the costs of which Global Crossing shall pay as provided herein
(i) its pro-rata share of the costs of emergency maintenance arising from disasters or other catastrophic situations outside the control of Telergy and
(ii) the entire costs of damage caused by Global Crossing's negligence or willful misconduct at Telergy's then-prevailing rates or other actual, direct and reasonable costs incurred by Telergy. Global Crossing shall be entitled to request that Telergy perform maintenance in addition to the Routine and Non-Routine Maintenance upon prices, terms and conditions pertaining thereto to be negotiated by the parties. Global Crossing shall not be obligated to make payments pursuant to the preceding clause (ii) to the extent Global Crossing is obligated to reimburse Telergy for all or a portion of the costs incurred pursuant to other provisions of this Agreement or if the Non-Routine Maintenance costs are incurred due to Telergy's negligence or willful misconduct.

            7.6 Telergy may subcontract for maintenance, repair, restoration, relocation, or other operational and technical services it is obligated to provide hereunder or may have the underlying right-of-way facility owner or its contractor perform such obligations, though Telergy shall remain liable to Global Crossing for such obligations relating to the Global IRU and any Building Entrance IRUs.

            7.7 Telergy's maintenance and repair obligations under this Agreement shall not include maintenance, repair or replacement of Global Equipment.

            7.8 Notwithstanding any other provision of this Agreement, Global Crossing acknowledges that the fiber strands installed in electric utility facilities are in close proximity to electrical cables that are subject to fault, burnout, or other malfunction which can result in damage, destruction, or disruption to such fiber strands and that as part of the lease of the Global IRU Global Crossing assumes all risk of such damage, destruction, or disruption of such Global IRU, provided however that, Telergy shall hold Global Crossing harmless for any such damage, destruction or disruption of the Global IRU to the extent that it was proximately caused by Telergy, its agents, employees, contractors officers or directors.

            7.9 Global Crossing shall promptly notify Telergy of any matters pertaining to any damage or impending damage to or loss of the NYC Ring that are known to it and that will adversely affect the Global IRU.

            7.10 The parties agree to establish detailed communication principles between them, including details of personnel, contact numbers and periodic progress meetings or other mechanism to provide updates.


                                  ARTICLE VIII
                             USE OF THE GLOBAL IRU

            8.1 Global Crossing may use the Global IRU for any lawful purpose, subject to the restrictions set forth in this Agreement, including but not limited to Paragraph 2.4. Telergy shall have no right to use the Global IRU during the Term or any Renewal Term.

            8.2 Global Crossing shall take all reasonable precautions to prevent damage to the NYC Ring, Building Entrances, or the Telergy Cable, Sites or Collocation Space, including the Dark Fiber, Cable or Rights-of-Way, used or owned by Telergy or third parties in connection therewith.

            8.3 Neither party shall use equipment, technologies, or methods of operation that interfere in any material way with or materially adversely affect the NYC Ring, any Building Entrances, the Telergy Network, the Global IRU or any Building Entrance IRU or the lawful use of the same by the other party or by third parties or the other party's or such third parties' respective Dark Fiber, equipment, electronics or facilities associated therewith.

            8.4 Except with respect to Liens or pledges on the Global IRU, Dark Fiber in any Building Entrances or Global Equipment in any Collocation Space in connection with its financing activities, Global Crossing shall not cause or permit any part of the NYC Ring, Telergy Cable or Telergy Collocation Space to become subject to any mechanic's lien, materialman's lien, vendor's lien, or any similar lien whether by operation of law or otherwise ("Liens").If Global Crossing breaches its obligations under this Paragraph 8.4, it shall immediately notify Telergy in writing, shall promptly cause such lien to be discharged and released of record without cost to Telergy, and shall indemnify Telergy against all costs and expenses (including reasonable attorneys' fees and court costs at trial and on appeal) incurred in discharging and releasing such Liens. Telergy shall not cause or permit the Global IRU to become subject to any mechanic's lien, materialman's lien, vendor's lien, or any similar lien whether by operation of law or otherwise, provided however that nothing in this Paragraph shall be construed to prohibit any Liens or pledges by Telergy on the Telergy Cable, Collocation Space, the NYC Ring or any payments due under this Agreement in connection with its financing activities. If Telergy breaches its obligations under this Paragraph, it shall immediately notify Global Crossing in writing, shall promptly cause such lien to be discharged and released of record without cost to Global Crossing, and shall indemnify Global Crossing against all costs and expenses (including reasonable attorneys' fees and court costs at trial and on appeal) incurred in discharging and releasing such lien.

            8.5 Global Crossing shall not access any part of the NYC Ring, Telergy Sites, the Telergy Network or Telergy Cable except to the extent as expressly authorized in this Agreement, and Global Crossing shall not enter upon the Rights-of-Way unless accompanied by a Telergy Escort. Global Crossing acknowledges that a violation of this provision will constitute a material breach of this Agreement.

            8.6 Telergy agrees to permit the entry by any lender of Global Crossing that has filed a financing statement on any Global Equipment that is installed in any Collocation Space owned or controlled by Telergy to enter upon the premises with a Telergy escort to remove any such Global Equipment upon advance written notice from the lender describing the Global Equipment to be removed. Global Crossing hereby releases and agrees to hold Telergy harmless from any liability in connection with any such removal by a lender of Global Crossing. Nothing in this Paragraph shall be construed to allow any such lender to remove any Dark Fiber or any portion of the Telergy Cable or the NYC Ring. In the event Telergy acquires any collocation space from Global Crossing, Global Crossing's agreement shall contain the same entry language as set forth in this Paragraph 8.6.


                                   ARTICLE IX
                                INDEMNIFICATION

            9.1 Each party ("Indemnitor") shall indemnify, defend, protect, and hold harmless the other party, its employees, members, managers, officers, agents and subcontractors from and against any injury, death, loss, expense, liability, claim, cost or damage to any person, tangible property, or facilities of any person or entity (including reasonable attorneys' fees and costs at trial and appeal), to the extent arising out of or resulting from the acts or omissions, negligent or otherwise, of Indemnitor, its officers, employees, servants, Affiliates, agents or subcontractors (such subcontractors whose acts may create indemnification obligations not to include, when Global Crossing is Indemnitor, Telergy), or otherwise resulting from, arising in connection with or relating to its performance (including breach or failure thereto) under this Agreement, which performance is within its reasonable control;

            9.2 Any claims, liabilities or damages arising out of any violation by Indemnitor of regulations, rules, statutes, or court orders of any local, state, or federal governmental agency, court, or body in connection with its performance under this Agreement or otherwise.

            9.3 The obligations of this Article shall survive the expiration or earlier termination of this Agreement. The provisions of Article IX shall not be construed as limiting the Indemnitor's obligations pursuant to this Article or other provisions of this Agreement.


                                   ARTICLE X
                            LIMITATION OF LIABILITY

            10.1 NEITHER PARTY NOR ANY OF A PARTY'S EMPLOYEES,

MEMBERS, MANAGERS, OFFICERS, AGENTS OR SUBCONTRACTORS SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES AS A RESULT OF THE PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, OR ITS ACTS OR OMISSIONS RELATED TO THIS AGREEMENT WHETHER OR NOT ARISING FROM SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR VIOLATION OF LAW.

            10.2 Subject to Paragraph 10.3, nothing contained in this Agreement shall operate as a limitation on the right of either Telergy or Global Crossing to bring an action or claim for damages against any third party, including indirect, special, or consequential damages, based on any acts or omissions of such third party as such acts or omissions may affect the construction, operation or use of such party's Dark Fiber in the NYC Ring or Building Entrances. Each of Telergy and Global Crossing shall assign such rights of claims, execute such documents and do whatever else may be reasonably necessary to enable the other (at such other party's sole expense) to pursue any such action against such third party.

            10.3 To the extent enforceable by law, Global Crossing waives any right to bring an action or claim for damages against CECONY other than where such action or claim arises from a direct impact on the Global IRU or any Building Entrance IRU caused by the gross negligence or willful misconduct of CECONY. To the extent enforceable by law, Global Crossing waives any right to bring an action or claim for damages against CECONY for "Consequential Losses" as such term is defined in Paragraph 12.B of the L&O Agreement. For avoidance of doubt, Telergy and Global Crossing hereby acknowledge that the intent of this Paragraph is, to the extent enforceable by law, to prohibit on any action or claim by Global Crossing against CECONY where such action or claim would give rise to an obligation by Telergy to indemnify CECONY under the L&O Agreement.


                                   ARTICLE XI
                                   INSURANCE

            11.1 Unless higher coverages are required in the provisions governing insurance as set forth in the Right-of-Way Agreements attached hereto as Appendices A and B, during the Term, the parties shall each obtain and maintain not less than the following insurance:

            11.2 Commercial General Liability Insurance, including coverage for sudden and accidental pollution legal liability, with a combined single limit of $10,000,000 for bodily injury and property damage per occurrence and in the aggregate.

            11.3 Worker's Compensation Insurance in amounts required by applicable law and Employers Liability Insurance with limits not less than $1,000,000 each accident.

            11.4 Automobile Liability Insurance with a combined single limit of $2,000,000 for bodily injury and property damage per occurrence, to include coverage for all owned, non-owned, and hired vehicles.

            11.5 The limits set forth above are minimum limits and shall not be construed to limit the liability of either party. In the event the insurance requirements under any applicable Right-of-Way Agreements attached hereto as Appendices A and B required any additional insurance obligations, including any requirement to name the underlying owner of the right-of-way as an additional named insured entitled to notice of cancellation ("Additional Insurance Requirements"), such Additional Insurance Requirements shall be incorporated herein and required hereunder.

            11.6 Unless otherwise agreed, each party's insurance policies required above shall be obtained and maintained from reputable insurance companies acceptable to the other party and the other party, its Affiliates, officers, directors, and employees, and any other party entitled to indemnification hereunder shall be named as additional insureds to the extent of such indemnification. Each party shall provide the other party with an insurance certificate confirming compliance with the insurance requirements of this Article. The insurance certificate shall indicate that the other party shall be notified not less than thirty (30) days prior to any cancellation or material change in coverage.

            11.7 If the Additional Insurance Requirements do not prohibit claims-made policies and either party provides any of the foregoing coverages through a claims-made policy basis, that party shall cause such policy or policies to be maintained for at least three (3) years beyond the expiration of this Agreement.

            11.8 To the extent permitted under any Additional Insurance Requirements, the parties shall each obtain from the insurance companies providing the coverages required by this Agreement a waiver of all rights of subrogation or recovery in favor of the other party and, as applicable, its members, managers, shareholders, Affiliates, assignees, officers, directors, and employees or any other party entitled to indemnity under this Agreement to the extent of such indemnity.

            11.9 Nothing in this Agreement shall be construed to prevent either party from satisfying its insurance obligations pursuant to this Agreement under a blanket policy or policies of insurance that meet or exceed the requirements of this Article.

                                  ARTICLE XII
                          TAXES AND GOVERNMENTAL FEES

            12.1 Global Crossing and Telergy each shall be responsible for paying any and all taxes expressly or implicitly imposed based on the gross or net receipts or gross or net income, due to their respective assets, properties, revenues or sales or imposed on any real or personal property of the party ("Taxes") provided however that Global Crossing shall be responsible for any such Taxes assessed upon the use of the Global Equipment, the Global IRU or any Building Entrances IRUs

            12.2 Subject to Paragraph 12.1 above, Telergy shall timely report and pay any and all fees assessed against it due to its construction, ownership or use of the NYC Ring, provided that Global Crossing shall reimburse Telergy for its pro-rata share of property taxes (including ad valorem, use, real property, personal property, or similar taxes, franchise fees, or assessments that are based on the value of property or of a property right) attributable to the Global IRU, Global Equipment or any Building Entrance IRUs ("Fees"). Further, to the extent any Taxes are based on the value, operation or existence of any Building Entrance IRU or the Global IRU, Global Crossing shall pay its pro rata share of such Fees.

            12.3 If Telergy is assessed for any Taxes or Fees related to the Global IRU or Global Crossing's use of the Global IRU or that Global Crossing is obligated to pay pursuant to Paragraphs 12.1 or 12.2, Global Crossing shall reimburse Telergy for any payment of such Fees within thirty (30) days of receipt of Telergy's invoice.

            12.4 The parties shall reasonably cooperate in any contest of any Taxes or Fees so as to avoid, to the extent reasonably possible, prejudicing the interests of the other party and shall use commercially reasonable efforts to reduce or eliminate any Taxes or Fees described in this Article .

            12.5 In the event that transfer taxes are applicable to the grant of the Global IRU or any Building Entrance IRU, the parties hereby agree to pay 50% each of such taxes.

                                  ARTICLE XIII
                            DISCLAIMER OF WARRANTIES


            EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, TELERGY MAKES NO WARRANTY TO GLOBAL CROSSING OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE INSTALLATION, DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS, OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY GLOBAL IRU, THE TELERGY NETWORK, THE TELERGY SITES, OR ANY SERVICE PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.


                                  ARTICLE XIV
                                     NOTICE

            14.1 Unless otherwise provided in this Agreement, all notices and communications concerning this Agreement shall be in writing and addressed to the other party as follows:

               If to Global Crossing:

                     US Crossing, Inc.
                     150 El Camino Drive, Suite 204
                     Beverly Hills, CA  90212
                     Attention:  President
                     Facsimile: 310-281-4942

               with a copy to:

                     US Crossing, Inc.
                     150 El Camino Drive, Suite 204
                     Beverly Hills, CA  90212
                     Attention:  General Counsel
                     Facsimile: 310-281-4942

               If to Telergy:

                     Telergy Metro, LLC
                     Attention:  President
                     One Telergy Parkway
                     East Syracuse, New York  13057
                     Facsimile:  (315) 433-5358

               with a copy to:

                     Telergy, Inc.
                     Attention:  General Counsel
                     20 Corporate Woods
                     Albany, New York  12211
                     Facsimile: (518) 463-9937

               with a copy to:

                     Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
                     Attention:  Steven D. Rubin
                     Museum Tower, Suite 2200
                     150 West Flagler Street
                     Miami, Florida  33130
                     Facsimile: (305) 789-3395

or at such other address as may be designated in writing to the other party.

            14.2 Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. Mail, postage prepaid, or by commercial overnight delivery service, or transmitted by facsimile, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon written confirmation of completion of transmission when sent by facsimile, on the day after being sent when sent by overnight delivery service, or five (5) days after deposit in the mail when sent by U.S. mail.


                                   ARTICLE XV
                                CONFIDENTIALITY

            15.1 Each party hereby agrees to maintain the confidentiality of all information received orally or in writing from the other party in the course of performing or obtaining any benefits, services or consideration under this Agreement and the receiving party shall protect the confidential information from disclosure to third parties with the same degree of care accorded its own confidential and proprietary information; provided, however, that the parties shall each be entitled to provide such confidential information to their respective directors, officers, members, managers, employees, agents, and contractors, consultants ("Representatives"), Affiliates, contractors, financial institutions, underlying Right-of-Way owners, and Representatives of Affiliates, in each case whose access is reasonably necessary in furtherance of the receiving party's performance under this Agreement, including, without limitation Paragraph 2.4 and Article XX so long as any permitted Affiliate, Successor or Assignee executes a confidentiality agreement with Telergy agreeing to the provisions set forth in this Article XV. Each party shall be liable (with respect to the other party) for any breach of this provision by any person to whom that party discloses confidential information. The terms of this Agreement (but not its execution or existence) shall be considered confidential information for purposes of this Article. Notwithstanding any other provision herein, neither Telergy nor Global Crossing shall be required to hold confidential any information that:

            (a) becomes publicly available other than through the recipient;

            (b) is required to be disclosed by a governmental, regulatory authority, or judicial order, rule, or regulation or proceedings with respect to this Agreement or a party's obligations as a publicly held company;

            (c) is independently developed by the recipient;

            (d) becomes available to the recipient without restriction from a third party who lawfully obtained the information and who is under no obligation to the disclosing party;

            (e) is required by its lender and is given to such lender on a confidential basis,

            (f) was, prior to the time of disclosure to the recipient, already known to the recipient and was not acquired, directly or indirectly, from the disclosing party or its representatives or from a third party who had obtained the information unlawfully; and

            (g) is no longer treated as confidential by the disclosing party, provided however that in the event of any dispute arising from any disclosure made pursuant to this subclause, the burden of proving that such information is no longer so treated shall be on the recipient.

            These obligations shall survive expiration or termination of this Agreement for a period of two (2) years.

            15.2 Notwithstanding to the contrary in this Article XV confidential information shall not include information disclosed by the receiving party as required by applicable law or regulation; provided, however, that the information disclosed is limited to the existence and general nature of the relationship between Telergy and Global Crossing, including, as required, the scope, approximate revenues, purposes, and expectations related to such relationship and a description of any disputes relating thereto. Notwithstanding the foregoing, this Agreement may be provided to any governmental agency or court of competent jurisdiction to the extent required by applicable law, or in connection with either party's financing of its business activities, provided that the recipient agrees that it will provide the disclosing party with prompt notice of such order(s) to enable the disclosing party to seek and appropriate protective order or to take steps to protect the confidentiality of such confidential information.

            15.3 Neither party shall use the name, trade name, service mark, or trademark of the other in any promotional or advertising material without the prior written consent of the other. The parties shall coordinate and cooperate with each other when making public announcements related to the terms of this Agreement and each party shall have the right to promptly review, comment upon, and approve any publicity materials, press releases, or other public statements by the other party that refer to, or that describe any aspect of, this Agreement.

            15.4 No provision of this Article 15 shall affect, limit or restrict either party's right to engage in any business in any place at any time, whatsoever, provided that the receiving party does not disclose the confidential information in violation of this

Agreement.

                                  ARTICLE XVI
                                    DEFAULT

            16.1 Either party may, by written notice to the other party, immediately upon receipt or such later date as specified in the notice, in any one of the following circumstances (each an "Event of Default"), pursue any legal remedies it may have under applicable law or principles of equity relating to such Event of Default:

            (a) If the other party fails to comply with the material terms and conditions of this Agreement, including any payment obligations, provided however, that except for a failure to pay monies when due hereunder, a party shall not be in default under this Agreement unless and until the other party provides it written notice of such default and the first party shall have failed to cure the same within thirty (30) days after receipt of such notice or such longer period as the non-defaulting party may authorize in writing (such period the "Cure Period"); provided, further, that where such default cannot reasonably be cured such Cure Period, if the first party shall proceed promptly to use its best commercial efforts to cure the same and prosecute such curing with due diligence and at no cost to the non-defaulting party, the Cure Period shall be automatically be extended for such period of time as may be required to complete such curing, provided that the defaulting party shall provide written progress reports to the non-defaulting party during an extension of the Cure Period. Any event of default may be waived at the non-defaulting party's option. Upon the failure of a party to timely cure any such default within the Cure Period then the non-defaulting party may pursue any legal remedies it may have under applicable law or principles of equity relating to such breach. Notwithstanding anything to the contrary in this Paragraph, the Cure Period applicable to a failure to pay monies when due under this Agreement shall have a duration of ten Business Days.

            (b) If the other party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law, now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

            (c) If an involuntary case or other proceeding shall be commenced against the other party seeking liquidation, reorganization or other relief to it or its debt under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the other party.

            (d) Unauthorized use, access or trespass by Global Crossing or its employees, agents or contractors on the Rights-of-Way or Telergy Facilities or violation by Global Crossing or its employees, agents, or contractors or any applicable Right-of-Way or Franchise Agreements applicable to the New York City Network, including Global Crossing's use of the Global IRU, Building Entrances or Collocation space in an unlawful manner; which shall constitute a material breach of this Agreement which, notwithstanding anything to the contrary in this Agreement, shall not be subject to any Cure Period of Force Majeure.

            16.2 Force Majeure events pursuant to Article XVIII shall not constitute a default or provide a basis for termination under this Article XVI.

            16.3 In addition to the rights set forth in this Article XVI, This Agreement may be terminated by Global Crossing if an Event of Default by Telergy occurs and is continuing. In addition to the rights set forth in this Article XVI, this Agreement may be terminated by Telergy in the event of a bankruptcy-related event as described in subclauses 16.1(b) and (c).

            16.4 If the Agreement is terminated as provided in this Article XVI, the defaulting party shall pay, in addition to any other damages payable, the reasonable costs of settlement including accounting, legal, clerical and other expenses necessary for the preparation of settlement claims and supporting data with respect to the terminated portion of this Agreement.

            16.5 Once the Agreement is terminated under this XVI, Global Crossing shall have no further right to use any of the Global IRU, Building Entrances or Telergy Sites. Global Crossing shall within fifteen (15) days remove all Global Equipment without damaging property of Telergy or any other party, provided that a Telergy escort shall accompany Global Crossing for its access to any Telergy Sites or facilities. If Global Crossing shall not have removed Global Equipment within such fifteen (15) -day period, Telergy shall have the right, but not the obligation, to remove the Global Equipment. Any costs or expenses incurred by Telergy in removing the Global Equipment shall be reimbursed by Global Crossing within ten (10) days after receipt of Telergy's invoice therefor. The foregoing remedy is in addition to any other remedy which may be available to Telergy under the Agreement, at law or in equity. Nothing in this Article shall be construed or implied to authorize Global Crossing to remove any fibers, cable or other facilities installed in the NYC Ring or Building Entrances.

                                  ARTICLE XVII
                                 FORCE MAJEURE

            Neither Telergy nor Global Crossing shall be in default under this

Agreement (nor shall Telergy be liable for liquidated damages pursuant to Paragraph 5.9 hereof) with respect to any delay in its performance (other than a failure to make payments when due) caused by any of the following conditions (each a "Force Majeure"): (a) act of God; (b) fire; (c) flood; (d) material shortage or unavailability not resulting from the responsible party's failure to timely place orders or take other necessary actions therefor; (e) acts, or failure to act of any governmental authority (f) war or civil disorder; or (g) any other cause beyond the reasonable control of such party, provided that (i) the failure (other than by reason of Force Majeure) of any subcontractor, supplier or transporter to perform its obligations to Telergy (including on the account of insolvency) unless such supplies or transportation or other services are generally unavailable on commercially reasonable prices, terms or conditions in the New York City marketplace, and (ii) any increase in Telergy's costs (other than by reason of Force Majeure) shall not in and of itself constitute Force Majeure. If any Force Majeure event causes an increase in the time required for performance of Telergy's obligations hereunder, Telergy shall be entitled to an equitable extension of time to complete such obligations, in each case equal to at least one day for each day resulting from the Force Majeure, provided however that if a Force Majeure applicable to a party continues for a total of ninety (90) days, the other party may terminate this Agreement by written notice and this Agreement shall be deemed to have been terminated without liability or further obligation under this Agreement (except with respect to the confidentiality provisions set forth in Article XV) to either party effective on the date the notice is deemed made pursuant to Article XVII of this Agreement, and neither party shall be liable for damages The party claiming relief under this Article shall promptly notify the other in writing of the existence of the Force Majeure relied on, the expected duration of the Force Majeure Event, and the cessation or termination of the Force Majeure Event. The party claiming relief under this Article shall exercise commercially reasonable efforts to minimize the time for any such delay.

                                 ARTICLE XVIII
                             RULES OF CONSTRUCTION

            18.1 The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement that import the singular connotation shall be interpreted as plural, and words that import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.

            18.2 Unless expressly defined herein, words having well-known technical or trade meanings in the telecommunications industry shall be so construed.
            18.3 Except as set forth to the contrary herein, any right or remedy of Telergy or Global Crossing shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

            18.4 Nothing in this Agreement is intended to provide any legal rights to anyone not an executing party of this Agreement except under the indemnification and insurance provisions.

            18.5 This Agreement has been fully negotiated between and jointly drafted by Telergy and Global Crossing.

            18.6 The following Exhibits to this Agreement are hereby incorporated by reference hereto and made a part of this Agreement:

                Exhibit A               [Intentionally Omitted]
                Exhibit B               Collocation Provisions
                Exhibit C               Fiber Splicing, Testing & Acceptance
                Exhibit D               Telergy Fiber Optic Cable Specifications
                Exhibit E               Outside Plant Fiber Optic Construction
                                          Specifications
                Exhibit F               Telergy Site Specifications
                Exhibit G               As-Built Drawing Specifications
                Exhibit H               Maintenance, Operations Specifications,
                                          Telergy Operations Fiber Optic
                                          Restoration Schedule, Telergy
                                          Operations Fiber Optic Maintenance
                                          and Restoration

            In the event of a conflict between the provisions of this Agreement and those of any Exhibit, the provisions of this Agreement shall prevail and such Exhibits shall be corrected accordingly.

            18.7 Except as otherwise set forth herein, for the purpose of this Agreement the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party's performance is reasonable and timely.

            18.8 Except as the context otherwise indicates, all references to Exhibits, Articles and Paragraphs refer to provisions of this Agreement.

            18.9 The failure of either Telergy or Global Crossing to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

            18.10 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without reference to its choice of law principles.

            18.11 If any term, covenant or condition in this Agreement shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                                  ARTICLE XIX
                                   ASSIGNMENT

            Absent written approval from the other party, this Agreement and any of the rights, benefits and obligations or duties hereunder may not be assigned or transferred to another Person, provided however that (i) Global Crossing may assign this Agreement to (a) a wholly-owned direct or indirect subsidiary of Global Crossing Ltd. (b) a successor substantially all of the assets or capital stock of Global Crossing ("Successor") or (c) a lending or banking institution providing financing for the Global Crossing Network and holding a security interest in assets comprising the Global Crossing Network and (ii) Telergy may assign this Agreement to (a) a wholly-owned direct or indirect subsidiary of Telergy, Inc. (b) a successor substantially all of the assets or capital stock of Telergy ("Successor") or (c) a lending or banking institution providing financing for the NYC Ring and holding a security interest in assets comprising the NYC Ring (each of (i)(a), (b) and (c) and (ii)(a), (b) and (c), an "Assignee") in each case upon thirty days advance written notice and provided that the parties hereto shall be and remain liable for its performance under this Agreement in the event of a breach by the Assignee and further provided that the such Assignee agrees in writing to be bound by and to comply with all the terms and conditions of this Agreement. Any purported assignment, transfer or other disposition by either party which is in violation of this Article shall be void and of no force and effect.

                                   ARTICLE XX
                         REPRESENTATIONS AND WARRANTIES

            20.1 In addition to any other representations and warranties contained in this Agreement, each party hereto represents and warrants to the other that:

            A. It has the full right and authority to enter into, execute, deliver, and perform its obligations under this Agreement;

            B. It has taken all requisite corporate, partnership, or other applicable organizational action to approve the execution, delivery, and performance of this Agreement;

            C. This Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms;

            D. Its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes, or court orders of any local, state, or federal government agency, court, or body; and

            E. It is financially able to fulfill its payment and other obligations under this Agreement.

            F. Prior to the any Acceptance Date, it will have obtained each government or municipal approval, franchise and authorization, right-of-way agreement, pole attachment agreement, conduit agreement and lease, license, consent or other agreement necessary to fulfill its obligations with respect to the Segment or Building Entrance IRU being Accepted under this Agreement ("Authorizations").

            G. The execution, delivery and performance of this Agreement by each party and the consummation of the transactions contemplated hereby, does not and shall not, subject to each obtaining the Authorizations, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of such party under any material contract of such party, or result in the creation of any encumbrance attributable to Telergy upon the Global IRU or any Building Entrance IRU or any encumbrance attributable to Global Crossing upon the NYC Ring, the Telergy Cable or the Telergy Collocation Space.

            20.2 Global Crossing and Telergy each agree to do such other and further acts and things, and to execute and deliver such additional instruments and documents, not creating any obligations, or imposing any expenses, additional to those otherwise created or imposed by this Agreement, as either party may reasonably request from time to time whether at or after the execution of this Agreement, in furtherance of the express provisions of this Agreement.

            20.3 Global Crossing hereby represents and warrants to Telergy that is and will continue to be an indirect 100% wholly-owned Subsidiary of Global Crossing, Ltd., which is the party to the Strategic Partner Term Sheet dated May 16, 1999 between Global Crossing, Ltd. and Telergy, Inc., for the Term of this Agreement.

            20.4 Telergy Metro LLC hereby represents and warrants to Global Crossing that it is an will continue to be a wholly-owned Subsidiary of Telergy, Inc., which is the other party to the Strategic Partner Term Sheet dated May 16, 1999 between Global Crossing, Ltd. and Telergy, Inc., for the Term of this Agreement.

                                  ARTICLE XXI
                          RELATIONSHIP OF THE PARTIES

            The relationship between Telergy and Global Crossing shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, but not limited to federal income tax purposes. Telergy and Global Crossing, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

                                  ARTICLE XXII
                        PROHIBITION ON IMPROPER PAYMENTS

            Neither party shall use any funds received under this Agreement for illegal or otherwise "improper" purposes. Neither party shall pay any commission, fees or rebates to any employee of the other party, or favor any employee of such other party with gifts or entertainment of significant cost or value. If either party has reasonable cause to believe that one of the provisions in this Article has been violated, it, or its representative, may audit the relevant records of the other party for the sole purpose of establishing compliance with such provisions.

                                 ARTICLE XXIII
                                 MISCELLANEOUS

            23.1 Except as set forth in Article XXIII, this Agreement constitutes the entire and final agreement and understanding between Telergy and Global Crossing with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits referred to herein (as may be amended from time to time in accordance with this Agreement) are integral parts hereof and are made a part of this Agreement by reference.

            23.2 This Agreement may only be amended or supplemented by an instrument in writing executed by duly authorized representatives of Telergy and Global Crossing.

            23.3 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

            23.4 This Agreement may be duly executed and delivered by a party by execution and facsimile delivery of the signature page of a counterpart to the other party, provided that, if delivery is made by facsimile, the executing party shall promptly deliver a complete counterpart that it has executed to the other party, and this Agreement shall not be effective until duly signed by both parties with delivery of the facsimile counterparts to both parties ("Effective Date").

            23.5 Unless otherwise expressly provided in this Agreement, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to sue on any or all other remedies. Said rights and remedies are given in addition to any other rights such party may have by law, statute, ordinance or otherwise, except as such remedies are expressly limited in this Agreement.


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
            IN WITNESS WHEREOF and in confirmation of their consent to the terms and conditions contained in this Agreement and intending to be legally bound hereby, Telergy and Global Crossing have executed this Agreement as of the dates set forth below.


US CROSSING, INC.

By:          /s/ Barry Porter
    ____________________________________

Print Name:        Barry Porter
            ____________________________

Title:       Senior Vice President
       _________________________________


TELERGY METRO, LLC

By:            /s/ Brian Kelly
    _____________________________________

Print Name:   Brian P. Kelly

Title:    Chief Executive Officer of Telergy Inc.
          as Managing Member of Telergy Metro LLC